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                                                                      EXHIBIT 11

                        EXTENDICARE HEALTH SERVICES, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              Three Months ended                     Six Months ended
                                                  June 30                               June 30
                                           -------------------------            -------------------------
                                            1998               1997              1998               1997
                                           ------            -------            ------            -------
Net Earnings                               $2,301            $10,308            $4,208            $20,476
Weighted Average Number of
      Common Shares Outstanding               947                947               947                947
                                           ------            -------            ------            -------
Net earnings per Common Share              $    2            $    11            $    4            $    22
                                           ======            =======            ======            =======

The Company does not have a complex capital structure and therefore, only has basic earnings per share.